EXHIBIT 21.1

LIST OF SIGNIFICANT SUBSIDIARIES

Name	Jurisdiction of Incorporation	Percentage Owned

Saint James Films, LLC	Arizona	100%

ServeNation, Inc.	Indiana	100%